Exhibit 10.6

ASSIGNMENT AND ASSUMPTION AGREEMENT

AND BILL OF SALE

This Assignment and Assumption Agreement and Bill of Sale, dated as of October 22, 2007, (the “Assignment Agreement”), is made by and between IA Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Buyer” ) and LINC Media, Inc., a corporation organized and existing under the laws of Japan (the “Seller”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Asset Purchase Agreement by and between Buyer and Seller dated as of the date hereof (the “Purchase Agreement”).

WITNESSETH

WHEREAS, pursuant to the terms of the Purchase Agreement, Seller desires to assign to Buyer all of its rights in the Purchased Assets and all of the obligations relating thereto, and Buyer desires to assume such rights and obligations; and

WHEREAS, this Assignment Agreement is being delivered pursuant to Section 1.6) of the Purchase Agreement to effect such assignment and assumption;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the payment of the Purchase Price from Buyer to Seller, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.        Assignment and Assumption. As of the date hereof, Seller hereby assigns, conveys, sets over, transfers, bargains and sells to Buyer all of its rights in the Purchased Assets and all of the obligations relating thereto. Buyer hereby accepts such assignment of the Purchased Assets, and hereby assumes and agrees to perform the obligations and liabilities related thereto.

2.        Assignability. This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their executors and administrators, successors and assigns and other legal representatives.

3.        Governing Law. This Assignment Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

4.        Counterparts. This Assignment Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement. Signed counterparts of this Assignment Agreement may be delivered by facsimile or other electronic transmission, and such facsimile or other electronically transmitted counterpart shall constitute an original for all purposes binding against the party who so delivers its counterpart.

5.        Effective Time. This Assignment Agreement shall be effective on October 22, 2007.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption Agreement and Bill of Sale under seal as of the date first above written.

THE COMPANY:

IA Global, Inc.

By: /s/ Derek Schneideman

Name: Derek Schneideman

Title: Chief Executive Officer

SELLER:

LINC Media, Inc.

By: /s/ Terrie Lloyd

Name: Terrie Lloyd

Title: President